EXHIBIT 10.1

JONES APPAREL GROUP, INC.

February 9, 2010

Mr. Wesley R. Card
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018

Re: Amendment No. 6 to Amended and Restated Employment Agreement

Dear Mr. Card:

Reference is made to the Amended and Restated Employment Agreement dated as of March 11, 2002 by and between you and Jones Apparel Group, Inc. (the "Company"), as amended by amendments dated February 28, 2003, March 8, 2006, April 17, 2007, July 12, 2007 and July 14, 2008 (as so amended, the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

This will confirm our agreement that, effective as of the date hereof, the terms and conditions of the Employment Agreement are hereby amended as follows:

        1. The first sentence of Section 1 is hereby deleted in its entirety and replaced with the following:

"During the term of this Agreement, the Company shall employ the Executive as the Chief Executive Officer of the Company."

        2. The following proviso is added to the end of paragraph (iv) of Section 5(f) of the Employment Agreement, to read as follows:

"; provided however, that with respect to Restricted Shares granted on or after January 1, 2010, which are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)), in the event of termination of Executive's employment by the Company without Cause or by the Executive for Good Reason, or in the event of Executive's Retirement, such Restricted Shares shall vest and be free of restrictions solely based on the extent to which performance goals for the applicable performance period are satisfied; and"

        3. The first sentence of Section 6(b)(i) is hereby amended by deleting the time period "120 days" therein and replacing it with "2 1/2 months".

        4. Section 6(b)(ii) is hereby amended to read in its entirety as follows:

"In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall be treated in accordance with the applicable provisions of Section 5(f)(iv)."

        5. Section 6(c) is hereby amended to read in its entirety as follows:

"(c) By the Company without Cause, or by the Executive for Good Reason. (i) The Company may terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate Executive's employment before the Expiration Date for Good Reason, upon 30-days written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, as the case may be (in each case other than under circumstances described in Section 6(d) hereof), the Company shall pay and provide to the Executive (i) any unpaid salary through the date of termination, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the actual bonus earned for the calendar year in which termination occurs (based solely on the extent to which performance goals for such calendar year are satisfied), prorated for the portion of such year preceding termination and which shall be paid not later than 2 1/2 months after the end of such calendar year, (iii) during each month of the Severance Period (as defined below), an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the calendar year in which termination occurs, (iv) throughout the Severance Period, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination, and (v) reimbursement to the Executive for up to $10,000 of executive outplacement services. Except as set forth in this Subsection 6(c) and in Section 6(g) hereof, the Company shall not have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Subsection 6(c).

(ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason shall be treated in accordance with the applicable provisions of Section 5(f)(iv)."

        6. Section 6(e)(ii)(6) is hereby amended by deleting the title "President and Chief Executive Officer" therein and replacing it with "Chief Executive Officer".

        7. Except as otherwise set forth in this Amendment No. 6 to Amended and Restated Employment Agreement, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement and returning it to the Company.

Very truly yours, JONES APPAREL GROUP, INC. By: /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, Secretary and General Counsel

Agreed to in all respects:

/s/ Wesley R. Card
Wesley R. Card

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